Exhibit 10.6.6

PLAYTIKA HOLDING CORP. 2020 INCENTIVE AWARD PLAN
RESTRICTED STOCK UNIT GRANT NOTICE FOR ISRAELI PARTICIPANTS
Capitalized terms not specifically defined in this Restricted Stock Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the 2020 Incentive Award Plan and the Sub-Plan for Israeli Participants (the “Sub-Plan,” and jointly with the 2020 Incentive Award Plan, as each may be (as amended from time to time, the “Plan,” except where the context otherwise requires), in each case, of Playtika Holding Corp. (the “Company”).
The Company hereby grants to the participant listed below (“Participant”) the Restricted Stock Units described in this Grant Notice (the “RSUs”), subject to the terms and conditions of the Plan and the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference and Section 3(i) of the ITO. Each RSU is hereby granted in tandem with a corresponding dividend equivalent to the extent a portion of such RSU is vested, as further described in Article III of the Agreement (the “Dividend Equivalents”).

Participant:	###PARTICIPANT_NAME###
Grant Date:	###GRANT_DATE###
Number of RSUs:	###TOTAL_AWARDS###
Tax Status:	3(i) RSU

Vesting Schedule: ###VEST_SCHEDULE_TABLE###
If the Company uses an electronic capitalization table system (such as Shareworks) and the fields in this Grant Notice are blank or the information is otherwise provided in a different format electronically, the blank fields and other information shall be deemed to come from the electronic capitalization system and is considered part of this Grant Notice.
By Participant’s signature below or electronic acceptance or authentication in a form authorized by the Company, Participant agrees to be bound by the terms of this Grant Notice, the Plan, the Agreement and Section 3(i) of the ITO. Participant has reviewed the Plan, this Grant Notice and the Agreement, in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant has been provided with a copy or electronic access to a copy of the prospectus for the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

PLAYTIKA HOLDING CORP.	PARTICIPANT
By:
Print Name:	Print Name:
Title:

EXHIBIT A
RESTRICTED STOCK UNIT AGREEMENT
Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan or in the Sub-Plan.
Article I.
GENERAL
1.1Award of RSUs and Dividend Equivalents. The Company has granted the RSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one Share, as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the RSUs have vested. Each vested portion of the RSU has a corresponding Dividend Equivalent as described in Article III.
1.2Incorporation of Terms of Plan. The RSUs and the Dividend Equivalents are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
1.3Unsecured Promise. The RSUs and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.
Article II.
VESTING; FORFEITURE AND SETTLEMENT
2.1Vesting; Forfeiture. The RSUs will vest according to the vesting schedule in the Grant Notice (the “Vesting Schedule”), except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated. Except as provided in the Grant Notice, in the event of Participant’s Termination of Service for any reason, all unvested RSUs and any unpaid Dividend Equivalents will immediately and automatically be cancelled and forfeited, except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company.
2.2Settlement.
(a)RSUs (including any RSUs credited as Dividend Equivalents) will be paid in Shares to the Participant as soon as administratively practicable after the vesting of the applicable RSU, but in no event more than sixty days after the applicable vesting date.
(b)All distributions shall be made by the Company in the form of whole shares of Common Stock.
Article III.
DIVIDEND EQUIVALENTS
3.1Award of Dividend Equivalents. To the extent a portion of an RSU has vested, but such vested portion of such RSU has not yet settled pursuant to Section 2.2, such vested portion of such RSU granted hereunder is hereby granted in tandem with a corresponding Dividend Equivalent, which Dividend Equivalent shall remain outstanding from such date of vesting until the earlier of the settlement or forfeiture of the RSU to which it corresponds. Pursuant to each outstanding Dividend Equivalent, Participant shall be entitled to receive additional RSUs (or cash as set forth in Section 3.4) equal to the value of any dividends, if any, that Participant would have received in respect of the Share underlying the RSU to which such Dividend Equivalent relates, had such Share been outstanding on the applicable dividend record date.

3.2Crediting of Additional RSUs. Subject to Section 3.3 below, when such dividends are so declared, the following shall occur:
(a)    On the date that the Company pays a cash dividend in respect of outstanding Shares, the Company shall credit Participant with a number of full and fractional RSUs equal to the quotient of (i) the total number of vested RSUs subject to this Award but not yet distributed, multiplied by the per Share dollar amount of such dividend, divided by (ii) the Fair Market Value of a Share on the date such dividend is paid;

(b)     On the date that the Company pays a Common Stock dividend in respect of outstanding Shares, the Company shall credit Participant with a number of full and fractional RSUs equal to the product of (i) the total number of vested RSUs subject to this Award but not yet distributed, multiplied by (ii) the number of Shares distributed with respect to such dividend per Share;

(c)    On the date that the Company pays any other type of distribution in respect of outstanding Shares, the Company shall credit Participant in an equitable manner based on the total number of RSUs subject to this Award but not yet distributed, as determined in the sole discretion of the Administrator; or

(d)    Pursuant to this Article III, in the event additional RSUs are credited to Participant as a result of any Dividend Equivalent right, the Company will provide Participant notice of the crediting of such additional RSUs.

3.3    Additional RSUs Subject to Same Terms. To the extent that any additional RSUs are credited to Participant in respect of Participant’s Dividend Equivalent rights, such additional RSUs shall be subject to the same terms as the original RSUs to which they relate.

3.4    Termination of Dividend Equivalents. Dividend Equivalent rights shall remain outstanding from the date of vesting through the earlier to occur of (i) the forfeiture for any reason of the RSU to which such Dividend Equivalent right corresponds or (ii) the delivery to Participant of payment for the RSU (in accordance with Section 2.2 above) to which such Dividend Equivalent right corresponds. For the avoidance of doubt, if a Dividend Equivalent right terminates after the applicable record date for a Company dividend (other than due to the forfeiture of the RSU to which such Dividend Equivalent right corresponds) and prior to the corresponding payment date thereof, Participant shall still be entitled to payment of the Dividend Equivalent right amount determined in accordance with this Article III, if and when the Company pays the underlying dividend; provided, however, that, unless otherwise provided by the Administrator, such Dividend Equivalent right amount shall be made in cash (rather than RSUs to be paid in Shares) within thirty days following the applicable dividend payment date. Further, if no dividend (or dividend record date) is declared by the Board prior to the date of forfeiture or date of settlement of the RSU to which such Dividend Equivalent right corresponds, such Dividend Equivalent Right shall automatically be cancelled on such forfeiture date or settlement date.

3.5 Tax Implications. Dividend Equivalent rights and amounts that become distributable in respect thereof shall be treated separately from the original RSUs and the rights arising in connection therewith for the purposes of Section 3(i) to the ITO.

Article IV.
TAXATION AND TAX WITHHOLDING
4.1Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
4.2Taxes; Tax Withholding.
(a)The Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the RSUs or the Dividend Equivalents to Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from any taxable event related to the RSUs or the Dividend Equivalents (the “Tax Withholding Obligation”).
(b)At the time of the settlement of the RSU or the Dividend Equivalents into Shares, the Participant shall be subject to tax and a Tax Withholding Obligation will arise. Such Tax Withholding Obligation will be calculated and withheld at source by the Company and/or its Related Entities according to the requirements under Applicable Laws. Unless Participant elects to satisfy the Tax Withholding Obligation by some other means in accordance with Section 9.5 of the Plan, Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company to, and the Company shall, with respect to the Tax Withholding Obligation arising as a result of the settlement of the RSUs with Shares (including additional RSUs granted pursuant to Section 3.2), withhold a net number of vested Shares otherwise issuable pursuant to the RSUs having a then-current Fair Market Value not exceeding the amount necessary to satisfy the Tax Withholding Obligation of the Company and its Related Entities.
(c)Subject to Section 9.5 of the Plan, the applicable Tax Withholding Obligation will be determined based on Participant's Applicable Tax Withholding Rate. Participant's “Applicable Tax Withholding Rate” shall mean the applicable marginal tax rate and surtax, if applicable, that apply to Participant’s benefits from the RSUs or the Dividend Equivalents; provided, however, that in no event shall Participant’s Applicable Tax Withholding Rate exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America); provided, further, that the number of Shares tendered or withheld, if applicable, pursuant to Section 4.2(b) shall be rounded up to the nearest whole Share sufficient to cover the applicable Tax Withholding Obligation, to the extent rounding up to the nearest whole Share does not result in the liability classification of the RSUs and Dividend Equivalents under generally accepted accounting principles.
(d)Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs and the Dividend Equivalents, regardless of any action the Company or any Related Entity takes with respect to any Tax Withholding Obligations that arise in connection with the RSUs and the Dividend Equivalents. Neither the Company nor any Related Entity makes any representation or undertaking regarding the tax treatment to Participant in connection with the RSUs and the Dividend Equivalents or the subsequent sale of Shares. The Company and the Related Entities do not commit and are under no obligation to structure the RSUs and the Dividend Equivalents to reduce or eliminate Participant’s tax liability. Furthermore, Participant agrees to indemnify the Company and/or its Related Entities and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to Participant for which Participant is responsible. The Company or any of its Related Entities may make such provisions and take such steps as it/they may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to the Award and the settlement thereof. In addition, Participant will be required to pay any amount that exceeds the tax to be withheld and transferred to the tax authorities, pursuant to applicable Israeli tax laws and regulations.

Article V.
OTHER PROVISIONS
5.1Award Not Transferable; Other Restrictions. Without limiting the generality of any other provision hereof, the Award shall be subject to the restrictions on transferability set forth in Section 9.1 of the Plan. Without limiting the generality of any other provision hereof, Participant hereby expressly acknowledges that Section 10.8 (“Lock-Up Period”) of the Plan is expressly incorporated into this Agreement and are applicable to the Shares issued pursuant to this Agreement. In addition, the Award and any Shares underlying the RSUs shall be subject to the applicable restrictions provided in the Sub-Plan.
5.2Stop-Transfer Orders.
(a)Stop-Transfer Notices. Participant agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
(b)Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.
(c)Other Restrictions on Transfer. In addition to the limitations contained in Section 5.1 above and this Section 5.2, Participant agrees and acknowledges that Participant will not transfer in any manner the Shares issued pursuant to this Agreement unless (i) the transfer is pursuant to an effective registration statement under the Securities Act or the rules and regulations in effect thereunder, or (ii) counsel for the Company shall have reasonably concluded that no such registration is required because of the availability of an exemption from registration under the Securities Act. To the extent permitted by Applicable Laws, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
5.3Adjustments. Participant acknowledges that the RSUs, the Dividend Equivalents and the Shares issuable with respect thereto are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
5.4Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service or any equivalent non-U.S. postal service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
5.5Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
5.6Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
5.7Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
5.8Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, including without limitation, the provisions of any employment agreement or offer letter regarding equity awards to be awarded to Participant by the Company, or any other oral, implied or written promises, statements, understandings, undertakings or agreements by the Company or any of its representatives regarding equity awards to be awarded to Participant by the Company. Participant hereby agrees to execute such further instruments and to take such further action as the Company requests to carry out the purposes and intent of this Agreement and the Plan, including, without limitation, restrictions on the transferability of the Shares. This Agreement may be amended by the Company in accordance with Section 9.6 of the Plan.
5.9Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
5.10Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs and the Dividend Equivalents, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the RSUs and the Dividend Equivalents, as and when settled pursuant to the terms of this Agreement.
5.11Rights as a Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares. The issuance of Shares under this Award to Participant shall be subject to Participant’s satisfaction of the conditions under Section 10.14 of the Plan.
5.12Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Related Entity or interferes with or restricts in any way the rights of the Company and its Related Entities, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Related Entity and Participant.
5.13Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Laws, each of which will be deemed an original and all of which together will constitute one instrument.
5.14Governing Law. The provisions of the Plan and all Awards made thereunder, including the RSUs and the Dividend Equivalents, shall be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding choice-of-law principles of the law of any state that would require the application of the laws of a jurisdiction other than such state.
5.15Section 3(i) of the ITO. The Grant Notice and this Agreement are subject to the provisions of Section 3(i) of the ITO. Accordingly, the taxable income that should be attributed to Participant as a result of the grant of the RSUs or Dividend Equivalents will be tax-free on the date of grant, but will be taxed on the settlement of the RSUs or Dividend Equivalents into Shares. At the time of the settlement of the RSUs or Dividend Equivalents into Shares, Participant shall be subject to income tax at marginal tax rates, plus national and health insurance tax, which will be calculated, in general, according to the difference between (a) the market price (or the actual sale price) of the Shares at such time, and (b) the consideration paid for the Shares, if any.1 The tax consequences resulting from the settlement of the RSUs or Dividend Equivalents into Shares are Participant’s sole and absolute responsibility, and payment of the tax is a precondition for the settlement of the RSUs or Dividend Equivalents into Shares. According to Applicable Law, pursuant to Section 4.2 of this Agreement, the Company shall withhold the tax that is levied upon the settlement of the RSUs or Dividend Equivalents into Shares.
5.16Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

* * * * *

1 The above tax description is a general summary only and does not refer to expenses involved with the settlement of the RSUs into Shares and sale of Shares or changes in the Israeli Consumer Price Index, which may impact the final tax calculation.